Exhibit 1

Transactions in Securities of the Issuer Since the Filing of Amendment No. 1 to the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

ATG CAPITAL OPPORTUNITIES FUND LP

Purchase of Common Stock[1]	190,971	4.9053	01/29/2026
Purchase of Common Stock[2]	114,447	4.8245	01/30/2026
Purchase of Common Stock[3]	131,962	4.6689	02/02/2026
Purchase of Common Stock[4]	559,183	4.6789	02/03/2026

1 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $4.8014 to $4.9999 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

2 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $4.7127 to $4.8522 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

3 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $4.5000 to $4.7086 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.

4 The price reported is a weighted average price. These Shares were purchased in multiple transactions at prices ranging from $4.4877 to $4.7197 per Share. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price within the range set forth in this footnote.